EXHIBIT 99.3

CONTACT:

Karen A. Warren (Investor Relations)

401-727-5401

Wayne S. Charness (News Media)

401-727-5983

FOR IMMEDIATE RELEASE

HASBRO’S AL VERRECCHIA TO BECOME CHAIRMAN OF THE BOARD;

BRIAN GOLDNER NAMED NEXT CHIEF EXECUTIVE OFFICER

PAWTUCKET, RI – February 11, 2008 — Hasbro, Inc. (NYSE:HAS) today announced that after 43 years with the Company, Al Verrecchia, 64, has decided to step down as CEO and will become the Company’s Chairman of the Board. Brian Goldner, 44, currently Hasbro’s Chief Operating Officer, will succeed Mr. Verrecchia as Chief Executive Officer. These changes will be effective on May 22nd, the date of Company’s Annual Meeting of Shareholders. Mr. Goldner was also named to the Company’s Board of Directors.

Alan Hassenfeld, currently the Non-Executive Chairman of the Board will step down from that role in May, but remain a board member and continue to Chair the Board’s Executive Committee. Mr. Verrecchia will remain Chairman through the end of 2008, at which time he will transition to be the Non-Executive Chairman of the Board.

“During Al’s long and dedicated career at Hasbro, he has been one of the key architects -- especially during his 5 years as CEO -- of making Hasbro the successful global company it is today,” said Mr. Hassenfeld. “Al’s loyalty, integrity and work ethic, embody all that is great about our company.”

“I have achieved all of the goals I set when I became CEO and I thought now was a great time to step aside,” said Mr. Verrecchia.  “Hasbro is a company on the rise. We’re financially strong, with great momentum and I am really excited to turn the leadership of this company over to Brian.  I have worked closely with him during the last 7 years and I know his entrepreneurial spirit, creative stewardship and strong leadership, will serve Brian well as he takes Hasbro to the next level.”

“I am honored to succeed Al as CEO,” said Mr. Goldner. “This is a very exciting time for the Company; we have a tremendous team at Hasbro who all share a common goal of continuing to grow our world class portfolio of brands through creativity and innovation.”

Brian Goldner joined Hasbro in 2000 and was named the Company’s Chief Operating Officer in 2006. Prior to that, Goldner was President of the U.S. Toy Segment. He came to Hasbro from Bandai America Inc. where he was Chief Operating Officer. He is a graduate of Dartmouth College.

Mr. Verrecchia joined Hasbro in 1965 as a staff accountant. He has served in a variety of key senior executive positions, including Chief Executive Officer and President and Chief Operating Officer. Over the years, Mr. Verrecchia has also served as Hasbro's Executive Vice President, Global Operations; Chief Financial Officer; and President, Hasbro Manufacturing Services.

Alan Hassenfeld joined Hasbro in 1970 as a special assistant to the President following his graduation from the University of Pennsylvania. He worked his way up the ranks of the business that his grandfather started in 1923, including stints in marketing and sales. He was one of the key architects of Hasbro's international operations and spent extensive time traveling overseas. He was named President of the Company in 1984 and became Chairman and Chief Executive Officer in 1989. He stepped down as CEO in 2003, giving the day to day responsibilities of running the Company to Al Verrecchia and retired to become Non-Executive Chairman of the Board at the end of 2005.

Hasbro (NYSE:HAS) is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech.  Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

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